CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484
Executive Vice President/Chief Financial Officer/

Chief Administrative Officer

William W. Warner, (800) 544-2411 or (702) 221-6620
Executive Vice President/Chief Development Officer

Lesley A. Pittman, (800) 544-2411 or (702) 367-2437
Vice President of Corporate & Government Relations

FOR IMMEDIATE RELEASE:                               October 16, 2003

GRATON TRIBE ENTERS INTO MEMORANDUM OF UNDERSTANDING

WITH CITY OF ROHNERT PARK

LAS VEGAS – The Federated Indians of Graton Rancheria (the “Tribe”) and Station Casinos, Inc. (NYSE: STN – News) (“Station” or the “Company”) today announced that the Tribe has entered into a Memorandum of Understanding (“MOU”) on its proposed gaming and entertainment project with the City of Rohnert Park.  The Tribe has committed to contribute over $200 million to the Rohnert Park community over 20 years.  The Tribe had previously announced that they had entered into an option to purchase 360 acres of land just west of Rohnert Park’s city limits in Sonoma County, California on which they propose to build the project.

“The revenue sharing commitment that the Tribe has made to the Rohnert Park community is unprecedented and far exceeds any existing gaming accord between a California Tribe and a local governmental entity,” said Greg Sarris, Chair of the Tribe.

Development of the gaming and entertainment project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of California, the United States Department of the Interior accepting land into trust on behalf of the Tribe and approval of the Management Agreement by the National Indian Gaming Commission.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada.  Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140.